Exhibit 1
Reporting Person                                                             Richard B. Kelson

Issuer Name                                                                    WESTVACO CORPORATION W
Address                                                                           299 Park Avenue
                                                                                        New York, NY 10171
Identification Number                                                      ###-##-####
Statement for Month                                                        July 2001

(a) Rights (the "Rights") are attached to shares of Common Stock. One Right entitles the registered owner to purchase from Westvaco a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, without par value. The Rights will detach and be exercisable and transferable apart from the Common Stock ten days after a person (1) acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock or (2) commences a tender or exchange offer which, upon its consummation, would result in such person beneficially owning 15% or more of the outstanding shares of Common Stock. Unless either of these events occurs, the Rights are deemed represented by the Common Stock certificates and no separate trading market exists for the Rights. The Board of Directors may lower the above-mentioned thresholds to not less than 10%.